Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-212376 on Form S-8 of Bank of America Corporation filed with the Securities and Exchange Commission, pertaining to The Bank of America 401(k) Plan and Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan of our report dated June 6, 2017, with respect to the financial statements and supplemental schedule of The Bank of America 401(k) Plan included in the Annual Report (Form 11-K) as of December 31, 2016 and for the year then ended.

/s/ Morris Davis Chan & Tan LLP

Charlotte, North Carolina

June 6, 2017

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